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                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Non-Qualified Stock Option Plan of Peregrine Pharmaceuticals, Inc. of our report dated June 21, 2002 (except for Note 14, as to which the date is August 13, 2002 and Note 1, as to which the date is March 19, 2003) with respect to the consolidated financial statements and schedule of Peregrine Pharmaceuticals, Inc. included in its Annual Report (Form 10-K/A Amendment No. 2) for the year ended April 30, 2002, filed with the Securities and Exchange Commission.


                                                       /s/ Ernst & Young LLP

                                                           Ernst & Young LLP

Orange County, California
June 19, 2003


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